Exhibit 99.1

Contact:
Jay Roberts	Sandra Taylor, Ph.D.
Chief Financial Officer	Vice President of Marketing, Daou
610.594.2700	610.594.2700
ir@daou.com	sandra.taylor@daou.com

Daou Systems, Inc. Announces Second Quarter Financial Results

EXTON, Pa. — (August 11, 2005) — Daou Systems, Inc. (“Daou”) (OTCBB: DAOU) today reported financial results for the second quarter 2005. For the second quarter, Daou reported a net income available to common stockholders of $273,000 or $0.01 per basic and diluted share, on net revenue of $7,436,000. This compares to net loss available to common stockholders of $1,323,000, or ($0.06) per basic and diluted share, on net revenue of $6,643,000 for the second quarter of 2004.

Daou’s net revenue increased 12% or $793,000 to $7.4 million for the three months ended June 30, 2005 up from $6.6 million for the three months ended June 30, 2004. The increase was due primarily as the result of previously announced customer engagements including: two mobile health solutions initiatives and the completion of a web portal implementation project in our provider business, and a long-term software development project funded by a department of the U.S. Department of Health and Human Services.

Cost of revenue before reimbursable expenses increased 7% or $317,000 to $5.2 million for the three months ended June 30, 2005 from $4.9 million for the three months ended June 30, 2004. This was attributable primarily to an increase in materials related to two mobile health solutions projects initiated in the second quarter 2005 and an increase in billable sub-contractor expense in our government business, and partially offset by a decrease in billable sub-contractor expense in our payer business unit.

Gross margin was 30% in the second quarter of 2005, compared to 26% in the second quarter of 2004. Higher margins were attributable to improved utilization of our billable consultants in all of our business units.

Second quarter 2005 operating results reflected a reduced level of marketing and business development expenses as we continue to lower our costs as a result of lower revenue. For the three months ended June 30, 2005, sales and marketing expenses decreased by $361,000, or 45%, to $449,000 from $810,000 for the three months ended June 30, 2004.  General and administrative expenses decreased 39%, or approximately $754,000, to $1.2 million for the three months ended June 30, 2005 from $1.9 million for the three months ended June 30, 2004, partially due to the reduced number of administrative staff, and reduced general overhead costs. We continue to manage those costs that are mostly controllable such as staffing, facilities and operational overhead.

About Daou

Daou Systems, Inc. provides expert consulting and management services to healthcare organizations in the design, deployment and support of IT infrastructure and application systems. Daou offers a range of comprehensive services including mobile health, application implementation and support; government and commercial integration services, and business process realignment. Daou has provided services to more than 1,600 healthcare organizations, including leading private and public hospitals, managed care organizations on both the payer and provider sides of the market, as well as integrated healthcare delivery networks and some of the nation’s largest government healthcare entities. www.daou.com

###

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are only predictions and actual events or results may differ materially. Forward-looking statements usually contain the word “estimate,” “anticipate,” “hope,” “believe,” “think,” “expect,” “intend,” “plan” or similar expressions. The forward-looking statements included herein are based on current expectations and certain assumptions and entail various risks and uncertainties, including risks and uncertainties relating to: the Company’s ability to achieve a successful sales program and to obtain new customer contracts; the long sales cycle in obtaining new customers and larger contracts; industry spending patterns and market conditions, including seasonal trends; the reduction in size, delay in commencement or loss or termination of one or more significant projects; the management of the Company’s operations; management of future growth; the Company’s ability to continually offer services and products that meet its customers’ demands, as new technologies or industry standards could render its services obsolete or unmarketable; the ability of the company to successfully execute strategies for realizing shareholder value; and the effects of healthcare industry consolidation and changes in the healthcare regulatory environment on existing customer contracts. These uncertainties and risk factors, as well as the matters set forth in the Company’s Annual Report on Form 10-K under the caption “Risk Factors” and its other SEC filings, could cause actual results to differ materially from those indicated by these forward-looking statements. These forward-looking statements reflect management’s opinion only as of the date of this press release and the Company assumes no obligation to update or publicly announce revisions to any such statements to reflect future events or developments.

Daou Systems, Inc.

Statements of Operations

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue before reimbursements (net revenue)	$7,436	$6,643	$13,709	$15,481
Out-of-pocket reimbursements	577	595	764	1,304
Total revenue	8,013	7,238	14,473	16,785

Cost of revenue before reimbursable expenses	5,205	4,888	9,811	12,010
Out-of-pocket reimbursable expenses	577	595	764	1,304
Total cost of revenue	5,782	5,483	10,575	13,314
Gross profit	2,231	1,755	3,898	3,471

Operating expenses:
Sales and marketing	449	810	1,063	1,967
General and administrative	1,190	1,944	2,516	3,457
Restructuring expense	0	0	0	0
	1,639	2,754	3,579	5,424
Income (loss) from operations	592	(999)	319	(1,953)
Other income, net	129	45	269	88
Net income (loss)	721	(954)	588	(1,865)
Accrued dividends on preferred stock	(448)	(369)	(891)	(733)
Net income (loss) available to common stockholders	$273	$(1,323)	$(303)	$(2,598)

Earnings (loss) per share:
Basic	$0.01	$(0.06)	$(0.01)	$(0.12)
Diluted	$0.01	$(0.06)	$(0.01)	$(0.12)

Shares used in computing earnings (loss) per share:
Basic	21,815	21,675	21,815	21,506
Diluted	25,850	21,675	21,815	21,506

Daou Systems, Inc

Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004

Current assets:
Cash and cash equivalents	$4,297	$5,932
Short-term investments	5,172	5,137
Accounts receivable, net	6,793	5,218
Contract work in progress	494	190
Other current assets	514	571
Total current assets	17,270	17,048

Equipment, furniture and fixtures, net	782	885
Other assets	579	747
	$18,631	$18,680

Current liabilities:
Accounts payable and other accrued liabilities	$1,462	$1,708
Accrued salaries and benefits	1,478	1,814
Deferred revenue	523	489
Total current liabilities	3,463	4,011

Long-term liabilities	364	394

Convertible preferred stock	18,718	17,827

Stockholders’ deficit	(3,914)	(3,552)
	$18,631	$18,680

# # #